EXHIBIT 10.21

2001 Restricted Stock Award

TO:       William A. Holl

DATE:  July 2001

Coca-Cola Enterprises (the “Company”) has made an award of restricted stock in 2001 to certain key employees of the Company whose continued service should be rewarded and encouraged. We are pleased to advise you that you have been awarded 80,000 shares of restricted stock, subject to the terms and conditions explained below.

1.	Restricted Stock Award. A share of restricted stock is an actual share of common stock of the Company. The stock certificate for your restricted stock award will be issued in your name but held by the Company. The actual transfer of your award of restrictive stock is contingent upon, and effective as of, the date that you return to the Company a signed copy of the enclosed Stock Power.

To effect the transfer of the shares of restricted stock for which you qualify, you must fax and then mail your signed Stock Power to:

Coca-Cola Enterprises Inc.

Attn: Susan Miller, Stock Plan Administrator

P.O. Box 723040

Atlanta, GA 31139-0040

(770) 989-3597

2.	Ownership Rights. As of the date this restrictive stock award is transferred to you, you will have the rights of ownership with respect to the shares, except such shares cannot be sold, pledged or transferred until the restrictions are removed, and they are subject to forfeiture, as described in this award document. You are entitled to vote shares of restricted stock and to receive any dividends paid on such shares. You should contact Share Owner Relations at (770) 989-3796 if you wish to have these dividends applied to purchase additional shares of the Company’s stock through the Company’s Dividend Reinvestment Plan.

3.	Vesting. In order for restricted shares of stock to vest, the restrictive legend on the share certificate must be removed. At that time, you will have all the privileges of ownership and the stock certificate(s) will be delivered to you. Restrictions will be removed from one-hundred percent (100%) of this award at the earliest to occur of:

a.	The date on which both of the following conditions have been satisfied:

(i)	The market value of the Company’s stock averages $18.5240 over 20 consecutive trading days, which average market value represents a 10% increase from $16.84, the market value of the Company’s stock on the date this award was authorized. (For purposes of this award, “market value” shall be the average of the high and low trading prices on the applicable trading day or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.)

(ii)	Your continuous employment by the Company or an Related Company (as defined in section 5) according to the following:

•	40,000 shares on June 1, 2002
•	20,000 shares on June 1, 2003
•	20,000 shares on June 1, 2004

b.	Your death or disability.

4.	Effects of Termination on Restricted Stock Award. In the event of your termination prior to June 1, 2004 (except on account of your death or disability), the following terms apply:

a.	If you voluntarily terminate your employment prior to June 1, 2004, other than under the circumstances described in Paragraph 4.d., any unvested shares will be forfeited as of the date you notify the Company that you intend to resign;

b.	If your employment is terminated “for cause,” any unvested shares shall be forfeited as of the date the Company notifies you that you are to be terminated;

c.	If your employment is involuntarily terminated for any reason other than “for cause,” any unvested shares shall vest as of the date that is 30 days after your termination date.

d.	If you voluntarily terminate your employment upon notification that you will not be placed in the Chief Executive Officer (“CEO”), the Chief Operating Officer (“COO”), or the President of the North America Group (“NA Group President”) after each of the current incumbents (respectively, Messrs. Kline, Alm and Van Houten) has ceased to hold his current position, any unvested shares will be forfeited as of the date you notify the Company that you intend to resign; and, in addition,

(i)	if such termination occurs prior to June 1, 2002, the Company shall pay you a lump sum equal to two years’ base salary, or

(ii)	if such termination occurs after June 1, 2002, but before June 1, 2004, the Company shall pay you a lump sum equal to one years’ base salary.

5.	Definitions. For purposes of this award of restricted stock:

a.	“Disability” shall be determined according to the definition of “disability,” in effect at the time of the determination, in the Coca-Cola Enterprises Inc. Employees’ Pension Plan.

b.	“For cause” means the continuous failure to carry out the material duties and responsibilities assigned by the CEO, the COO, or the NA Group President, the commission of a felony or misdemeanor involving moral turpitude, or the material breach of duty or loyalty to the Company.

c.	Your employment with the Company will not be considered terminated if you become immediately employed by a Related Company. For purposes of this grant, a “Related Company” means The Coca-Cola Company or any company or business entity in which The Coca-Cola Company or the Company owns, directly or indirectly, 20% or more of the voting stock or capital and the Company agrees to such subsequent employment. Termination from such subsequent employment, however, shall be deemed termination from the Company, with the terms of this Agreement applicable thereto, unless you become immediately reemployed with the Company or another Related Company.

6.	Tax Obligations. The information provided in Exhibit 2 summarizes the tax consequences associated with the transfer of restricted stock. As you will wish to consider these tax rules in conjunction with your own financial situation, the Company recommends that you consult your financial advisor about tax rules.

The Company may retain custody of your shares of stock until such payments or arrangements are made to pay, or may deduct from any payment of any kind otherwise due you, an amount equal to the amount required by law to be withheld from your income and remitted to the appropriate tax authorities.

EXHIBITS

1.	2001 Restricted Stock Award Plan

2.	Federal Income Tax Consequences, ERISA, Restrictions on Resale of Stock and Incorporation by Reference, Pertaining to Restricted Stock.

ENCLOSURES

1.	Stock Power

2.	Section 83(b) Election Form and Instructions